10f-3 REPORT

SMITH BARNEY MUNI FUNDS
LIMITED TERM PORTFOLIO

November 1, 2003 through January 31,2004

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

Tobacco Settlement	11/20/2003	J.P. Morgan	$3,000,000	$106.878	0.23	A
 Finance Corp.,
 5.500% due 6/1/14


(1) Represents purchases by all affiliated funds and discretionary accounts;
     may not exceed 25% of the principal amount of the offering.

A-Includes purchases of $1,000,000 by other affiliated mutual funds and discretionary accounts.